Charles E. Haldeman Jr. Joins McGraw-Hill's Board of Directors

Former CEO of Freddie Mac Has Deep Experience in Financial Services

NEW YORK, July 2, 2012 /PRNewswire/ -- The McGraw-Hill Companies (NYSE: MHP) has named Charles E. "Ed" Haldeman Jr. to its Board of Directors, effective today. The addition of Mr. Haldeman brings the total number of Directors to 13 from 12.

Mr. Haldeman, 63, was until earlier this year CEO of Freddie Mac, the publicly traded mortgage company. He announced in October 2011 that he would step down as chief executive this year. Mr. Haldeman joined Freddie Mac in 2009, a year after it was placed in conservatorship, and is credited with stabilizing the company by building a new management team, reducing expenses and improving the quality of loans.

"Ed is a terrific addition to our deep and talented Board," said Harold McGraw III, Chairman, President and Chief Executive Officer of The McGraw-Hill Companies. "Ed brings keen insights given his considerable experience and expertise in financial markets, excellent judgment and his strong record of working with regulators. We look forward to his leadership and the contributions he will make to our continued growth and success."

Before joining Freddie Mac, Mr. Haldeman was Chairman of Putnam Investment Management, LLC. Previously, he served as President and CEO of Putnam Investments from 2003-2008. Mr. Haldeman led Putman through a period of transition during which he worked closely with regulators to establish new operating principles, governance processes, and investment oversight and standards. In 2007, he led the sale of Putnam to Canada's Power Financial Corporation.

Prior to his tenure at Putnam, Mr. Haldeman was Chairman and CEO of Delaware Investments and earlier served as President and Chief Operating Officer of United Asset Management Corporation.

Mr. Haldeman is a former Chairman of the Board of Trustees of Dartmouth College.

Mr. Haldeman earned an A.B. in Economics summa cum laude from Dartmouth College, an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a J.D. cum laude from Harvard Law School.

About The McGraw-Hill Companies:
McGraw-Hill announced on September 12, 2011, its intention to separate into two public companies: McGraw-Hill Financial, a leading provider of content and analytics to global financial markets, and McGraw-Hill Education, a leading education company focused on digital learning and education services worldwide. McGraw-Hill Financial's leading brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Indices, Platts energy information services and J.D. Power and Associates. With sales of $6.2 billion in 2011, the Corporation has approximately 23,000 employees across more than 280 offices in 40 countries. Additional information is available at http://www.mcgraw-hill.com/.

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